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                                  [Letterhead]

                                                      WRITERS DIRECT DIAL NUMBER

                                                             (202) 274-2000

September 18, 1998

The Board of Trustees
Greene County Savings Bank
425 Main and Church Streets
Catskill, New York 12414

            Re: Greene County Savings Bank - Application for Mutual Holding Company Reorganization and Minority Stock Issuance

Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the application of Greene County Savings Bank (the "Bank") for permission to convert from the mutual to the stock form of ownership as part of its reorganization (the "Reorganization") into the mutual holding company form of ownership (the "Application"). As part of the Reorganization, the Bank will become the wholly-owned subsidiary of Greene County Bancorp, Inc. (the "Stock Holding Company"), and the Stock Holding Company will become the majority-owned subsidiary of Greene County Bancorp, MHC (the "Mutual Holding Company"). We have reviewed the Application, as well as the applicable statutes and regulations governing the Bank and the Application.

         We are of the opinion as follows:

         (a) That the proposed stock certificates and order forms proposed to be used by the Bank and or the Stock Holding Company will be, when issued, legally sufficient and in compliance with all applicable laws and regulations.

         (b) That subject to the receipt of each waiver of the Superintendent of the New York Banking Department requested in connection with the Bank's Application, the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan will conform in all manner with the Banking Law, and any rules and regulations promulgated thereunder, of the State of New York.


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The Board of Trustees
Greene County Savings Bank
September 18, 1998
Page 2

         (c) That the proposed Bylaws under which the Bank will operate immediately after its reorganization conform to the requirements of the Banking Law and the rules and regulations promulgated thereunder of the State of New York.

         (d) Each share of common stock issued by the Stock Holding Company and the Bank in connection with the Reorganization will be entitled to one vote and the common stock shall initially possess exclusive voting power over the affairs of the Stock Holding Company and the Bank, respectively. For a period of three years from the date of the completion of the reorganization no person other than the Stock Holding Company and the Mutual Holding Company may directly or indirectly acquire beneficial ownership of more than 10% of any class of equity security of the Bank.

         (e) The common stock of the Stock Holding Company and the Bank, when issued, will be validly authorized and issued and nonassessable.

         This opinion has been prepared solely for the use of the Stock Holding Company and the Bank in connection with the Application, and should not be used for any other purpose nor relied upon by any other person (except for the New York State Banking Department in connection with its processing of the Application), without the prior written consent of this firm.

         In addition, we hereby consent to the use of our firm's name in the Form 86-AC and to the references to our firm in the Prospectus under the captions "The Conversion--Principal Effects of Conversion--Tax Effects" and "Legal And Tax Matters".

                                        Very truly yours,

                                        LUSE LEHMAN GORMAN POMERENK & SCHICK
                                                  A Professional Corporation

                                        By: /s/ Robert B. Pomerenk
                                            ---------------------------------
                                                Robert B. Pomerenk